Exhibit 99.1

SERVICE CORPORATION INTERNATIONAL REPORTS THIRD QUARTER 2005 LOSS OF $.03 PER
  DILUTED SHARE, EARNINGS OF $.04 PER DILUTED SHARE BEFORE SPECIAL ITEMS AND
                      CONTINUED STRONG OPERATING CASH FLOWS

     - Conference call to be webcast on Tuesday, November 15, 2005, at 9:00 a.m. central time.

     HOUSTON, Nov. 14 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today reported for the third quarter of 2005 a net loss of $9.6 million or a net loss of $.03 per diluted share compared to net income of $13.9 million or $.04 per diluted share in the same period of 2004. The decrease in 2005 primarily relates to a pretax loss on dispositions of property of $27.4 million or $.07 per diluted share. These results in both periods were also impacted by litigation expenses, other losses on dispositions, and discontinued operations.

     SCI's third quarter earnings from continuing operations excluding special items were $11.1 million, or $.04 per diluted share. This compares to earnings of $20.0 million, or $.06 per diluted share in the third quarter of 2004. In the third quarter of 2005, results were negatively impacted by $.01 per diluted share due to the Company's 2005 change in accounting to expense direct preneed selling costs as they are incurred. Earnings from continuing operations excluding special items is a non-GAAP financial measure. See a reconciliation of diluted earnings from continuing operations before special items to GAAP measures included in a separate section later in this press release.

     Free cash flow was $47.2 million for the third quarter of 2005 and $46.1 million for the same period of 2004. For the nine months ended September 30, 2005 and 2004, free cash flow was $194.1 million and $166.8 million, respectively, an increase of $27.3 million. Free cash flow is a non-GAAP financial measure. See our definition and calculation of free cash flow and reconciliation to cash flow from operations included in a separate section later in this press release. At September 30, 2005, total debt was $1.26 billion and cash on hand was $492.1 million. Total debt less cash and cash equivalents has decreased by $197.4 million from December 31, 2004. There were no significant debt repayments during the third quarter of 2005.

     For the nine months ended September 30, 2005, the Company reported a net loss of $150.9 million or $.49 per diluted share related primarily to the Company's accounting change for expensing direct preneed selling costs in the period incurred. SCI's earnings from continuing operations excluding special items were $65.8 million or $.21 per diluted share for the first nine months of 2005 compared to $81.8 million or $.25 per diluted share in the prior period. Earnings from continuing operations excluding special items in the nine months ended September 30, 2005 were negatively impacted by $.03 per diluted share as a result of the Company's 2005 change in accounting to expense direct preneed selling costs as they are incurred.

     "We are pleased with our continuing ability to deliver strong cash flows," said Tom Ryan, President and Chief Executive Officer. "Our cash on hand at the end of the third quarter exceeded $490 million, which included the proceeds from the sale of our cemetery operations in Chile in September 2005. Operating margins were below expectations for the quarter as increasing costs associated with energy, health care, pension and Sarbanes-Oxley more than offset the positive impact of continued strong funeral case volume and strong cemetery sales production. I believe the Company is poised to grow from the solid foundation we have established. We expect to finish the year strong by delivering a solid operating performance in the last quarter of 2005."

     North America Comparable Operating Results

     We regard comparable results of operations as analogous to our "same store" results of operations. For purposes of the following presentation, we consider comparable operations as operations that were not acquired or constructed after January 1, 2004 or divested prior to September 30, 2005. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented. We believe this presentation provides greater clarity for comparison purposes of our results of operations for each of the periods presented.

     Effective January 1, 2005, we began expensing direct preneed selling costs in the period incurred. For a better comparison, comparable results of operations from 2004 are presented below on a pro forma basis as if $0.9 million of additional direct selling costs in our funeral segment and $4.1 million of additional direct selling costs in our cemetery segment were expensed during the third quarter of 2004, and as if $3.6 million of additional direct selling costs in our funeral segment and $12.7 million of additional direct selling costs in our cemetery segment were expensed during the nine month period ended September 30, 2004.


(In millions, except funeral services              Three Months                     Nine Months
performed, average revenue per funeral                 Ended                           Ended
service and gross margin percentage)               September 30,                   September 30,
                                           ----------------------------    ----------------------------
                                                            Pro forma                       Pro forma
                                               2005            2004            2005            2004
                                           ------------    ------------    ------------    ------------
                                                            (Restated)                      (Restated)
Funeral
Funeral atneed revenue                     $      165.4    $      164.8    $      540.6    $      523.0
Funeral recognized preneed revenue                 79.6            79.9           258.0           256.9
General agency revenue (A)                          6.9             7.0            21.0            22.7
Kenyon revenue (B)                                  5.6             0.5            19.0             3.0
                                           ------------    ------------    ------------    ------------
  Total funeral revenues                   $      257.5    $      252.2    $      838.6    $      805.6
Gross profits                              $       36.4    $       42.8    $      163.4    $      162.4
Gross margin percentage                            14.1%           17.0%           19.5%           20.2%
Total funeral services performed                 56,519          56,494         183,849         182,075
Average revenue per funeral service (C)    $      4,335    $      4,331    $      4,344    $      4,283
Cemetery
Cemetery atneed revenue                    $       50.5    $       41.1    $      155.2    $      131.6
Cemetery recognized preneed revenue                71.7            64.2           204.8           225.2
Other revenue (D)                                  20.7            22.3            55.6            58.0
                                           ------------    ------------    ------------    ------------
  Total cemetery revenues                  $      142.9    $      127.6    $      415.6    $      414.8
Gross profits                              $       22.8    $       19.7    $       63.4    $       60.2
Gross margin percentage                            16.0%           15.4%           15.3%           14.5%

     (A) General Agency ("GA") revenue is commissions we receive from third-party insurance companies when customers purchase insurance contracts from such third-party insurance companies to fund funeral services and merchandise at a future date.

     (B) Kenyon International Emergency Services ("Kenyon") is our disaster response subsidiary that engages in mass fatality and emergency response services. Revenues and gross profits associated with Kenyon are subject to significant variation due to the nature of their operations.

     (C) Average revenue per funeral service is calculated as total funeral revenues (less GA revenue and Kenyon revenue) divided by total funeral services performed. In the calculation of average revenue per funeral service, GA revenue and Kenyon revenue are excluded from total funeral revenues to avoid distorting our averages of normal funeral services performed.

     (D) Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

     For the Three Months Ended September 30, 2005

     * North America comparable funeral gross profits decreased $6.4 million to $36.4 million.

          - Funeral revenues were up $5.3 million primarily due to an increase of $5.1 million in revenues from Kenyon.

          - The decrease in funeral gross profit is primarily due to inflationary increases in the cost of merchandise; an increase in vehicle and utility costs, which were impacted by rising fuel prices; and higher salaries and fringes due to inflationary increases and higher health and pension costs. The decreases in gross profit were partially offset by an increase in Kenyon gross profit of $2.9 million in the third quarter of 2005 compared to 2004.

          - The average revenue per funeral service and the number of funeral services performed were flat in the third quarter of 2005 compared to the prior year period. The average revenue per funeral service fell below expectations during the third quarter of 2005 as a result of higher than expected discounts to consumers at the local level and a higher than expected mix of cremation consumers during the third quarter of 2005.

          - The cremation rate increased 140 basis points to 40.9% in the third quarter of 2005 compared to 2004. The first and second quarter of 2005 had cremation rate increases of 60 and 80 basis points, respectively.

     * North America comparable cemetery gross profits increased 15.7% to $22.8 million.

          - Cemetery revenue increased $15.3 million from the third quarter of 2004 primarily due to an increase in preneed and atneed sales production combined with an increase in legacy revenues associated with constructed cemetery property.

          - Cemetery gross profits increased $3.1 million from the third quarter of 2004. The increase in revenues described above was partially offset by inflationary increases in the cost of merchandise, increases in maintenance expense and higher fringe expenses, which were primarily health and pension costs.

     Other Consolidated Results

     * General and administrative expenses were $19.8 million in the three months ended September 30, 2005 compared to $25.3 million in the same period of 2004.

          - In the third quarter of 2004, we recognized $8.3 million in legal expense (net of insurance recoveries) associated with the settlement of outstanding litigation matters.

          - Excluding the $8.3 million of 2004 litigation expense, general and administrative expenses were $19.8 million in 2005 compared to $17.0 million in the same period of 2004. This increase is primarily related to increased professional fees associated with Sarbanes-Oxley compliance and external audit fees. During 2005, we have spent a significant amount of money to improve internal controls to comply with Section 404 of the Sarbanes Oxley Act. We believe that these improvements will continue to increase the effectiveness of the organization.

     * Gains and impairment (losses) on dispositions, net was a net loss of $27.4 million in the third quarter of 2005 compared to a net loss of $3.3 million in the same period of 2004. The net losses in the third quarters of 2005 and 2004 are primarily associated with losses on dispositions of underperforming funeral homes and cemeteries in North America. Included in the 2005 net loss was a loss of approximately $30.0 million related to the disposition of properties to StoneMor LP in November 2005.

     * Interest expense was $0.8 million lower in the third quarter of 2005 compared to the third quarter of 2004 primarily due to the additional reduction of debt during 2005.

     * Other income (expense), net was relatively flat in the third quarter of 2005 compared to the same period of 2004. The components of other income for the periods presented were as follows:

          - Interest income on notes receivable and commercial paper was $3.3 million and $1.1 million in the third quarter of 2005 and 2004, respectively.

          - Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $1.5 million in the third quarter of 2005 compared to $1.6 million in the third quarter of 2004.

          - Surety bond premium costs were $1.0 million in the third quarter of 2005 compared to $1.1 million in the third quarter of 2004.

          - The remaining income of $0.6 million in the third quarter of 2005 and $2.7 million in the third quarter of 2004 is primarily related to net gains from foreign currency transactions.

     * The consolidated effective tax rate in the third quarter of 2005 was a benefit of 11.0% compared to a provision of 25.0% in the third quarter of 2004. The tax benefit in 2005 was negatively impacted by increases in tax expense resulting from permanent differences between the book and tax bases of North America asset dispositions.

     For the Nine Months Ended September 30, 2005

     * North America comparable funeral gross profits increased 0.6% to $163.4 million.

          - Funeral revenues were up $33.0 million (including an increase of $16.0 million in revenues from Kenyon) due to increases in funeral volume and average revenue per funeral service partially offset by a decline in GA revenues.

          - The increase in funeral gross profits was a result of increases in the revenues described above, reductions in overhead expenses, and an increase in gross profits from Kenyon of $2.6 million, which were partially offset by inflationary increases in merchandise costs, higher salary and fringe expenses (primarily health care and pension costs), and increases related to our trust reconciliation project and Sarbanes-Oxley compliance.

          - The number of funeral services performed increased 1.0% in the first nine months of 2005.

          - Average revenue per funeral service was up 1.4% compared to the prior year period.

          - The cremation rate increased 110 basis points to 40.4% in the nine months ended September 30, 2005.

     * North America comparable cemetery gross profits increased $3.2 million to $63.4 million.

          - Cemetery revenue increased $0.8 million from 2004 primarily due to an increase in operating atneed revenues and trust fund income, partially offset by a decline in interest on trade receivables.

          - The increase in cemetery gross profits is primarily due to the increase in revenues described above and decreases in maintenance and overhead expenses. These improvements were partially offset by inflationary increases in the cost of merchandise, higher salary and fringe expenses (primarily health care and pension costs), increases in vehicle and utility costs (primarily driven by higher fuel prices), and increases in auto lease expense driven by higher variable interest rates.

     Other Consolidated Results

     * General and administrative expenses were $62.0 million in the nine months ended September 30, 2005 compared to $100.3 million in the same period of 2004.

          - In the first nine months of 2004, we recognized $48.3 million in expense associated with the settlement of outstanding litigation matters including $35.0 million related to a securities class action lawsuit.

          - Excluding the $48.3 million of 2004 litigation expense, general and administrative expenses were $62.0 million in 2005 compared to $52.0 million in the same period of 2004. This increase is primarily related to increased professional fees associated with Sarbanes-Oxley compliance, external audit fees, and costs associated with our funeral and cemetery verification projects.

          - General and administrative expenses were approximately $3.0 million above our expectations for the first nine months of 2005 primarily related to an increase in professional fees associated with Sarbanes-Oxley compliance, external audit fees, and costs associated with our funeral and cemetery trust reconciliation and verification projects, partially offset by returns on the Company's cash surrender value of officers' life insurance.

     * Gains and impairment (losses) on dispositions, net was a net loss of $28.7 million in the first nine months of 2005 compared to a net gain of $33.0 million in the same period of 2004. The net loss in 2005 is primarily associated with losses on the dispositions of underperforming funeral and cemetery businesses in North America partially offset by the resolution of a contingency associated with the sale of our operations in the United Kingdom. Included in the 2005 net loss amount was a loss of approximately $30.0 million related to the disposition of properties to StoneMor LP in November 2005. The 2004 net gain includes a gain on the sale of our equity and debt holdings in the United Kingdom and a gain on the sale of our funeral operations in France partially offset by net losses associated with various dispositions in North America.

     * Interest expense was $14.8 million lower in the first nine months of 2005 compared to the same period of 2004 primarily due to the additional reduction of debt during 2005.

     * Other income (expense), net decreased by $1.5 million of income in the first nine months of 2005 compared to the same period of 2004. The components of other income for the periods presented were as follows:

          - Interest income was $11.2 million and $9.6 million in the first nine months of 2005 and 2004, respectively. Included in 2005 was $1.9 million of interest income on preferred equity certificates from our former funeral operations in France. The first half of 2004 included the receipt of $4.5 million of interest income related to a note receivable collected from our former United Kingdom company.

          - Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $4.7 million in the first nine months of 2005 compared to $4.9 million in 2004.

          - Surety bond premium costs were $3.0 million in 2005 compared to $3.4 million in 2004.

          - The remaining expense of $1.1 million in 2005 and income of $2.2 million in 2004 are primarily related to net losses and gains from foreign currency transactions, respectively.

     * The consolidated effective tax rate in the first nine months of 2005 was a provision of 43.7% compared to a benefit of 7.8% in the same period of 2004. The tax rate in the first nine months of 2005 was negatively impacted by permanent differences between the book and tax bases of North America asset dispositions. The tax rate in the first nine months of 2004 was favorably impacted by non-cash tax benefits realized from the disposition of our funeral operations in France and the United Kingdom. The tax benefits from dispositions result from differences between the book and tax bases and the reversal of tax liabilities that were then recorded as warranty indemnification liabilities.

     Free Cash Flow

     Free cash flow is a non-GAAP financial measure. We define free cash flow as cash flows from operating activities (excluding certain special items such as payments associated with the settlement of litigation matters, premiums paid on early extinguishments of debt, tax refunds, or contributions to our frozen cash balance pension plan) less capital improvements at our existing facilities. We define capital improvements at existing facilities as capital improvements deemed reasonably necessary to maintain our existing facilities in a condition consistent with Company standards and to extend their useful lives. Free cash flow is not reduced by mandatory debt service requirements or by growth-oriented capital expenditures. We define growth-oriented capital expenditures as capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property (such as private family estates) or the construction of funeral home facilities on Company-owned cemeteries, and the investment in contemporary merchandising displays in our funeral homes.

     We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, growing our business through strategic investments and repurchasing stock or paying dividends. While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, or as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the information provided in our consolidated statement of cash flows.

     The following table provides a reconciliation between cash flows from operating activities and free cash flow, as defined.

(In millions)                                  Three Months          Nine Months
                                                  Ended                 Ended
                                              September 30,         September 30,
                                           -------------------   -------------------
                                             2005       2004       2005       2004
                                           --------   --------   --------   --------
Cash Flows from Operating Activities       $   68.0   $   50.2   $  258.4   $  169.4
Less: Unusual Tax Refund                         --         --      (29.0)        --
Add: Premiums paid on early
 extinguishments of debt                         --         --       12.2       13.8
Cash Balance Pension Plan Contribution           --         --         --       20.0
Repayment of an insurance policy loan
 and other                                       --       10.7         --       10.7
                                           --------   --------   --------   --------
Adjusted Cash Flows
 from Operating Activities                 $   68.0   $   60.9   $  241.6   $  213.9
Less: Capital Improvements
 to Maintain Existing Facilities               20.8       14.8       47.5       47.1
                                           --------   --------   --------   --------
Free Cash Flow                             $   47.2   $   46.1   $  194.1   $  166.8
                                           ========   ========   ========   ========

     Adjusted cash flows from operating activities increased by $7.1 million in the third quarter of 2005 compared to the third quarter of 2004. In the third quarter of 2005, cash flow from operating activities was positively impacted by increases in net trust fund withdrawals and less cash interest paid. Improvements in cash flows from operating activities resulting from our working capital initiatives were offset by cash outflows associated with the Company funding employee matches to our 401(k) plan using cash in 2005.

     For the three months ended September 30, 2005 and 2004, total capital expenditures were $28.3 million and $26.2 million, respectively. Included in total capital expenditures were capital improvements deemed reasonably necessary to maintain our existing facilities of $20.8 million and $14.8 million for the third quarter of 2005 and 2004, respectively. Growth- oriented capital spending was $7.5 million in the third quarter of 2005 compared to $11.4 million in the third quarter of 2004. Included in the $7.5 million of growth-oriented capital expenditures incurred in the third quarter of 2005 was $5.0 million related to new construction of funeral home facilities, $1.6 million of construction of new high-end cemetery property, and $0.9 million associated with Dignity Memorial(R) merchandising displays.

     Share Repurchase Program

     As of September 30, 2005, we had total authorization to repurchase $400 million of our common stock. As of today, we have repurchased 45.3 million shares at a total cost of $314.8 million under these programs. The remaining dollar value of shares that may be purchased under our currently authorized share repurchase programs is $85.2 million. Our total shares outstanding were approximately 296.6 million as of November 8, 2005.

     We have made and intend to make purchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions. There can be no assurance that we will buy our common stock under our share repurchase programs.

Important factors that could cause us not to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

     NON-GAAP FINANCIAL MEASURES

     Earnings from Continuing Operations Excluding Special Items
     Earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between quarters and better reflects the performance of our core operations, as it is not influenced by certain income and expenses not affecting continuing operations. We also believe this measure helps facilitate comparisons to competitors' operating results.

     Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the Company's 2004 Form 10-K, as amended, for details related to these adjustments.

     Results in the three and nine months ended September 30, 2005, were negatively impacted by $.01 per diluted share and $.03 per diluted share, respectively, as a result of the Company's change in accounting to expense direct preneed selling costs as they are incurred.

                                                               Three Months Ended
                                           ---------------------------------------------------------
(In millions, except diluted EPS)                 September 30,                 September 30,
                                                      2005                           2004
                                           ---------------------------   ---------------------------
                                                                                (As Restated)
                                                Net
                                              (Loss)         Diluted         Net           Diluted
                                              Income           EPS          Income           EPS
                                           ------------   ------------   ------------   ------------
Net (loss) income reported                 $       (9.6)  $       (.03)  $       13.9   $        .04
Settlement of significant
 legal matters                                       --             --            5.2            .02
(Gains) and impairment losses
 on dispositions, net                              20.2            .07            1.8             --
Discontinued operations                             0.5             --           (0.9)            --
                                           ------------   ------------   ------------   ------------
Earnings from continuing
 operations excluding
 special items                             $       11.1   $        .04   $       20.0   $        .06
                                           ============   ============   ============   ============
Diluted weighted average shares
 outstanding (in thousands)                                    297,421                       340,215
Interest add back                                         $         --                  $         --

                                                               Nine Months Ended
                                           ---------------------------------------------------------
(In millions, except diluted EPS)                 September 30,                 September 30,
                                                      2005                           2004
                                           ---------------------------   ---------------------------
                                                                                (As Restated)
                                                Net
                                              (Loss)         Diluted         Net           Diluted
                                              Income           EPS          Income           EPS
                                           ------------   ------------   ------------   ------------
Net (loss) income reported                 $     (150.9)  $       (.49)  $       87.0   $        .27
Settlement of significant legal matters              --             --           30.6            .09
(Gains) and impairment losses
 on dispositions, net                              23.7            .07          (58.5)          (.17)
Loss on early extinguishment of debt                9.3            .03           10.5            .03
Other income/expense, net Interest
 income - United Kingdom note receivable             --             --           (2.7)          (.01)
Foreign currency transaction loss                    --             --            2.3            .01
Discontinued operations                            (3.8)          (.01)         (35.0)          (.10)
Cumulative effect of accounting changes           187.5            .61           47.6            .13
                                           ------------   ------------   ------------   ------------
Earnings from continuing operations
 excluding special items                   $       65.8   $        .21   $       81.8   $        .25
                                           ============   ============   ============   ============
Diluted weighted average shares
 outstanding (in thousands)                                    308,807                       348,894
Interest add back                                         $         --                  $        6.4

     Conference Call and Webcast

     We will host a conference call on Tuesday, November 15, 2005, at 9:00 a.m. central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (785) 832-0326. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com . A replay of the conference call will be available through November 29, 2005 and can be accessed at (719) 457-0820 with the confirmation code of 4218134. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html . This earnings release will also be available on our website on the Investor Relations page under the subheading "News" at http://www.sci-corp.com/InvestorsMenu.html .

     Cautionary Statement on Forward-Looking Statements

     The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

     * Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

     * The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

     * Amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.

     * We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will be reversed through the tax provision at the time of resolution.

     * Our ability to successfully implement our strategic plan related to producing operating improvements and strong cash flows.

     * Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.

     * Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local demographic or economic conditions.

     * Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

     * Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

     * Our ability to successfully complete our ongoing process improvement projects, particularly related to the implementation of new processes and internal controls.

     * Our ability to successfully access surety and insurance markets at a reasonable cost.

     * Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

     *    The outcome of a pending Internal Revenue Service audit.

     * The possibility that the Company will identify and report additional material weaknesses in its internal control over financial reporting.

     * The effectiveness of our internal controls over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain a favorable attestation report of our auditors regarding our assessment of our internal controls.

     For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K/A (Amendment No. 2). Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

     Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,093 funeral service locations and 380 cemeteries in North America as of September 30, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

                      SERVICE CORPORATION INTERNATIONAL
          CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   (In thousands, except per share amounts)

                                               Three months ended             Nine months ended
                                                  September 30,                  September 30,
                                           --------------------------    --------------------------
                                               2005           2004           2005           2004
                                           -----------    -----------    -----------    -----------
                                                           (Restated)                    (Restated)
Revenues:
Funeral                                    $   262,665    $   266,704    $   866,573    $   980,716
Cemetery                                       143,704        130,482        418,948        423,881
                                           -----------    -----------    -----------    -----------
                                               406,369        397,186      1,285,521      1,404,597
Gross profit:
Funeral                                         35,544         44,716        165,243        181,584
Cemetery                                        22,731         23,579         62,602         72,729
                                           -----------    -----------    -----------    -----------
                                                58,275         68,295        227,845        254,313
General and
 administrative
 expenses                                      (19,753)       (25,298)       (61,963)      (100,347)
Gains and impairment
 (losses) on
 dispositions, net                             (27,446)        (3,281)       (28,659)        33,021
                                           -----------    -----------    -----------    -----------
Operating income                                11,076         39,716        137,223        186,987

Interest expense                               (25,821)       (26,609)       (76,352)       (91,110)
Loss on early
 extinguishment of debt                             --             --        (14,258)       (16,770)
Other income, net                                4,443          4,255         11,756         13,265
                                           -----------    -----------    -----------    -----------
                                               (21,378)       (22,354)       (78,854)       (94,615)
                                           -----------    -----------    -----------    -----------
(Loss) income from continuing
  operations before income taxes
  and cumulative effects of accounting
  changes                                      (10,302)        17,362         58,369         92,372
(Benefit) provision for income taxes            (1,131)         4,336         25,531         (7,177)
                                           -----------    -----------    -----------    -----------
(Loss) income from continuing
  operations before cumulative effects
  of accounting changes                         (9,171)        13,026         32,838         99,549
(Loss) income from discontinued
  operations (net of income tax
  provision (benefit) of
  $2,606, $623, $4,587, and
  $(47,502), respectively)                        (463)           850          3,825         34,971
Cumulative effects of
 accounting changes (net
 of income tax benefit of
 $117,428 and $20,983,
 respectively)                                      --             --       (187,538)       (47,556)
                                           -----------    -----------    -----------    -----------
   Net (loss) income                       $    (9,634)   $    13,876    $  (150,875)   $    86,964
                                           ===========    ===========    ===========    ===========
Basic (loss) earnings
 per share:
 (Loss) income from continuing
   operations before cumulative
   effects of accounting
   changes                                 $      (.03)   $       .04    $       .11    $       .32
 Income from discontinued
  operations, net of tax                            --             --            .01            .11
 Cumulative effects of
  accounting changes,
  net of tax                                        --             --           (.62)          (.15)
                                           -----------    -----------    -----------    -----------
   Net (loss) income                       $      (.03)   $       .04    $      (.50)   $       .28
                                           ===========    ===========    ===========    ===========
Diluted (loss) earnings
 per share:
 (Loss) income from continuing
  operations before cumulative
  effects of accounting changes            $      (.03)   $       .04    $       .11    $       .30
 Income from discontinued
  operations, net of tax                            --             --            .01            .10
 Cumulative effects of
  accounting changes,
  net of tax                                        --             --           (.61)          (.13)
                                           -----------    -----------    -----------    -----------
   Net (loss) income                       $      (.03)   $       .04    $      (.49)   $       .27
                                           ===========    ===========    ===========    ===========
Basic weighted average
 number of shares                              297,421        336,590        304,366        315,656
                                           ===========    ===========    ===========    ===========
Diluted weighted average
 number of shares                              297,421        340,215        308,807        348,894
                                           ===========    ===========    ===========    ===========
Dividends declared
 per share                                 $      .025             --    $      .075             --
                                           ===========    ===========    ===========    ===========

                        SERVICE CORPORATION INTERNATIONAL
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                      (In thousands, except share amounts)

                                                     September 30,     December 31,
                                                         2005             2004
                                                     -------------    -------------
                                                                        (Restated)
Assets
Current assets:
  Cash and cash equivalents                          $     492,059    $     287,785
  Receivables, net                                          82,306          102,622
  Inventories                                               66,158           81,526
  Current assets held for sale                              12,959               --
  Current assets of discontinued operations                     --           11,085
  Other                                                     52,176           50,945
                                                     -------------    -------------
    Total current assets                                   705,658          533,963
                                                     -------------    -------------
Preneed funeral receivables
 and trust investments                                   1,238,123        1,267,784
Preneed cemetery receivables
 and trust investments                                   1,295,352        1,399,778
Cemetery property, at cost                               1,376,817        1,509,599
Property and equipment, at cost, net                       947,024          970,547
Non-current assets held for sale                            49,774               --
Non-current assets of discontinued operations                   --            4,367
Deferred charges and other assets                          247,327          621,561
Goodwill                                                 1,140,509        1,169,040
Cemetery perpetual care trust investments                  701,382          729,048
                                                     -------------    -------------
                                                     $   7,701,966    $   8,205,687
                                                     =============    =============
Liabilities & Stockholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities           $     234,281    $     221,877
  Current maturities of long-term debt                      88,272           75,075
  Current liabilities of discontinued operations                --            7,111
  Income taxes                                                 690            7,850
                                                     -------------    -------------
    Total current liabilities                              323,243          311,913
                                                     -------------    -------------
Long-term debt                                           1,172,513        1,178,885
Deferred preneed funeral revenues                          516,158          498,571
Deferred preneed cemetery revenues                         789,143          803,144
Deferred income taxes                                      174,053          276,572
Non-current liabilities held for sale                       49,985               --
Non-current liabilities of discontinued operations              --           58,225
Other liabilities                                          381,346          431,917
Non-controlling interest in funeral
 and cemetery trusts                                     2,015,314        2,092,881
Non-controlling interest
 in perpetual care trusts                                  680,088          704,912

Stockholders' equity:
  Common stock, $1 per share par value,
   500,000,000 shares authorized,
   298,148,297 and 323,225,352, issued
   and outstanding (net of 44,917,591
   and 18,502,478 treasury shares, at par)                 298,148          323,225
  Capital in excess of par value                         2,216,952        2,395,057
  Unearned compensation                                     (4,153)          (2,022)
  Accumulated deficit                                     (980,119)        (829,244)
  Accumulated other comprehensive income (loss)             69,295          (38,349)
                                                     -------------    -------------
   Total stockholders' equity                            1,600,123        1,848,667
                                                     -------------    -------------
                                                     $   7,701,966    $   8,205,687
                                                     =============    =============

                        SERVICE CORPORATION INTERNATIONAL
           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                 (In thousands)

                                                                     Nine months ended
                                                                       September 30,
                                                               ------------------------------
                                                                    2005            2004
                                                               -------------    -------------
                                                                                 (Restated)
Cash flows from operating activities:
 Net (loss) income                                             $    (150,875)   $      86,964
 Adjustments to reconcile net (loss)
  income to net cash provided by
  operating activities:
   Net income from discontinued operations                            (3,825)         (34,971)
   Loss on early extinguishments of debt                              14,258           16,770
   Premiums paid on early extinguishments of debt                    (12,186)         (13,817)
   Cumulative effects of accounting changes,
    net of tax                                                       187,538           47,556
   Depreciation and amortization                                      64,795          103,882
   Provision (benefit) for deferred income taxes                      23,871           (9,230)
  (Gains) and impairment losses
    on dispositions, net                                              28,659          (33,021)
   Other non-cash adjustments                                             --              667
 Change in assets and liabilities, net of effects from
  acquisitions and dispositions:
   Decrease in receivables                                            24,912           25,464
   Decrease in other assets                                           33,344            2,106
   Increase in payables and other liabilities                          9,767           21,049

   Net effect of preneed funeral production
    and maturities                                                    (3,797)         (20,838)
   Net effect of cemetery production and deliveries                   46,932          (18,112)
   Other                                                                 337              318
                                                               -------------    -------------
Net cash provided by operating activities
 from continuing operations                                          263,730          174,787
Net cash used in operating activities
 from discontinued operations                                         (5,344)          (5,378)
                                                               -------------    -------------
Net cash provided by operating activities                            258,386          169,409
Cash flows from investing activities:
 Capital expenditures                                                (72,241)         (67,495)
 Proceeds from divestitures and sales
  of property and equipment                                           58,122           30,326
 Proceeds and distributions from dispositions
  of businesses, net of cash retained                                112,018          330,789
 Proceeds from equity investments                                     39,674               --
 Payment of purchase obligation
  to former owners of acquired businesses                                 --          (51,749)
 Indemnity payments related to the disposition
  of former funeral operations                                        (1,834)              --
 Net withdrawals (deposits) of restricted funds
  and other                                                           13,944         (120,903)
                                                               -------------    -------------
Net cash provided by investing activities
 from continuing operations                                          149,683          120,968
Net cash used in investing activities
 from discontinued operations                                           (212)            (132)
                                                               -------------    -------------
Net cash provided by investing activities                            149,471          120,836
Cash flows from financing activities:
 Proceeds from issuance of long-term debt                            291,472          241,237
 Payments of debt                                                     (8,058)        (124,752)
 Early extinguishments of debt                                      (286,215)        (299,961)
 Proceeds from exercise of stock options                               5,145            6,040
 Purchase of Company common stock                                   (191,221)         (34,812)
 Payments of dividends                                               (15,184)              --
 Purchase of subsidiary stock                                           (844)              --
                                                               -------------    -------------
Net cash used in financing activities                               (204,905)        (212,248)
Effect of foreign currency                                             1,322              617
                                                               -------------    -------------
Net increase in cash and cash equivalents                            204,274           78,614
Cash and cash equivalents at beginning of period                     287,785          239,431
                                                               -------------    -------------
Cash and cash equivalents at end of period                     $     492,059    $     318,045
                                                               =============    =============

SOURCE  Service Corporation International
    -0-                             11/14/2005
    /CONTACT: investors, Debbie Young, Director - Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director - Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com
                http://www.sci-corp.com/ConfCalls.html
                http://www.sci-corp.com/InvestorsMenu.html /